EXHIBIT 3.6

CERTIFICATE OF MERGER

OF

IRON MERGER SUB, INC.

INTO

NEFF CORP.

In accordance with Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation, Neff Corp., a Delaware corporation, does hereby certify as follows:

FIRST:                                                            The name of each of the constituent corporations of the merger and the laws under which each such corporation was organized are:

Name of Corporation	State of Incorporation
Neff Corp.	Delaware
Iron Merger Sub, Inc.	Delaware

SECOND:                                            A Recapitalization Agreement, dated as of April 6, 2005, by and between Iron Merger Sub, Inc. and Neff Corp. was approved, adopted, certified, executed and acknowledged by each of Iron Merger Sub, Inc. and Neff Corp., in accordance with subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:                                                        Neff Corp., a Delaware corporation, will continue as the surviving corporation (the “Surviving Corporation”).

FOURTH:                                           The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit A attached hereto.

FIFTH:                                                           An executed copy of the Recapitalization Agreement is on file at the offices of the surviving corporation at 3750 N.W. 8th Avenue, Suite 400, Miami, Florida  33178, and a copy will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Iron Merger Sub, Inc. or Neff Corp.

SIXTH:                                                         This Certificate of Merger, and the merger provided for herein, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

Dated:             June 3, 2005

NEFF CORP.

By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEFF CORP.

FIRST:                                                              The name of the Corporation is Neff Corp.

SECOND:                                            The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is The Corporation Service Company.

THIRD:                                                   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.

FOURTH:                                           The total number of shares of all classes of stock which the Corporation is authorized to issue is 21,000,000 shares consisting of:

(1) 20,000,000 shares of Class A Common Stock, par value $.01 per share; and

(2) 1,000,000 shares of Preferred Stock, par value $.01 per share.

The Board of Directors of the Corporation is expressly authorized to provide for the issuance of all or any shares of the preferred stock in one or more classes or series, and to fix for each such class or series such distinctive designations and such voting powers, preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware.

FIFTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.  If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.  Any repeal or modification of this Article FIFTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SIXTH:  Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators.  Notwithstanding the preceding sentence, except as otherwise provided in Paragraph C, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.  Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

A.  Determination by Board of Directors.  Any indemnification under this Article SIXTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).  Such determination shall be made (a) by the Board of Directors by a majority vote of the directors who were not parties to such action, suit or proceeding (the “Disinterested Directors”), even though less than a quorum, (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

B.  Advances for Expenses.  Costs, charges and expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH.  The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

C.  Procedure for Indemnification.  Any indemnification or advance of costs, charges and expenses under this Article SIXTH, shall be made promptly, and in any event within sixty (60) days upon the written request of the director or officer, and shall be accompanied by a written undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article SIXTH.  The right to indemnification or advances as granted by this Article SIXTH shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within sixty (60) days.  Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article SIXTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

D.  Other Rights; Continuation of Right to Indemnification.  The indemnification and advancement of expenses provided by this Article SIXTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person.  All rights to indemnification under this Article SIXTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article SIXTH is in effect.  Any repeal or modification of this Article SIXTH or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.  For the purposes of this Article SIXTH, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article SIXTH, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

E.  Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her or on his/her behalf in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such liability under the provisions of this Article SIXTH, provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

F.  Savings Clause.  If this Article SIXTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article SIXTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article SIXTH to the full extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated and to the full extent permitted by applicable law.

SEVENTH:                                      The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                                  The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation.  Election of directors need not be by ballot unless the By-laws so provide.

(2)                                  The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)                                  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)                                  In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any By-laws of the Corporation from time to time made by the stockholders; provided, that no By-laws so made shall invalidate any prior act of the director that would have been valid if such By-law has not been made.

EIGHTH:                                                The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law or this Certificate of Incorporation, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

NINTH:                                                     Section 203 of the General Corporation Law of the State of Delaware shall not apply to the Corporation.